UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2007

REDWOOD TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland	1-13759	68-0329422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Belvedere Place, Suite 300
Mill Valley, California 94941
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (415) 389-7373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Douglas B. Hansen, the President of Redwood Trust, Inc., a Maryland corporation (the “Company”), has informed the Company of his intention to retire as President of the Company on or prior to December 31, 2008. Mr. Hansen will remain as a Director of the Company and until retirement, will continue to work on management succession planning and new business development.

On November 10, 2007, the Company appointed Brett D. Nicholas, a Vice President of the Company, as the Company’s Chief Investment Officer. Effective immediately, Mr. Nicholas and Martin S. Hughes, the Company’s Vice President, Chief Financial Officer and Secretary, will be responsible for managing the day-to-day operations of the Company and will report directly to George E. Bull, III, the Company’s Chairman of the Board and Chief Executive Officer.

Mr. Nicholas, age 39, has served as Vice President of the Company since 1996. Prior to joining the Company, he served as Vice President of Secondary Marketing at California Federal Bank, FSB, and Vice President of Secondary Marketing at Union Security Mortgage. Mr. Nicholas holds a B.A. in Economics from the University of Colorado at Boulder.

Mr. Hughes, age 49, has served as Vice President of the Company since June 2005 and as Chief Financial Officer and Secretary since August 2006. From 2000 to 2004, Mr. Hughes was the President and Chief Financial Officer of Paymap Inc., a company that develops, markets and services electronic payment products. Mr. Hughes served as Vice President, Chief Financial Officer of Redwood in 1999, and as Chief Financial Officer of North American Mortgage Company from 1992 to 1998. Prior to 1992, Mr. Hughes was employed for eight years at an investment banking firm and for four years at Deloitte & Touche. Mr. Hughes has a B.S. in Accounting from Villanova University.

It is anticipated that the employment agreements between the Company and Mr. Nicholas and Mr. Hughes will be amended to reflect the expanded management responsibilities of Mr. Nicholas and Mr. Hughes. The terms of the amended employment agreements have not been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007	REDWOOD TRUST, INC.

	By:	/s/ Harold F. Zagunis
Harold F. Zagunis
Vice President